UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 April 23, 2004
                Date of Report (Date of earliest event reported)

                                FIRST BANKS, INC.
             (Exact name of registrant as specified in its charter)


          MISSOURI                     0-20632                   43-1175538
(State or other jurisdiction   (Commission File Number)       (I.R.S. Employer
     of incorporation)                                       Identification No.)


                   135 North Meramec, Clayton, Missouri 63105
               (Address of principal executive offices) (Zip code)


                                 (314) 854-4600
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)

                                FIRST BANKS, INC.

                                TABLE OF CONTENTS





                                                                           Page
                                                                           ----

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION...................... 1

SIGNATURES.................................................................. 2

             ITEM 12 - RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         On April 23, 2004, First Banks, Inc. issued a press release announcing its financial results for the three months ended March 31, 2004. A copy of the press release is attached as Exhibit 99.2.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  FIRST BANKS, INC.





Date:  April 23, 2004             By: /s/ Allen H. Blake
                                      ------------------------------------------
                                          Allen H. Blake
                                          President, Chief Executive Officer and
                                          Chief Financial Officer
                                          (Principal Executive Officer and
                                          Principal Financial and
                                          Accounting Officer)

                                                                    Exhibit 99.2
                                First Banks, Inc.
                               St. Louis, Missouri

Contact: Allen H. Blake                          Terrance M. McCarthy
         President and                           Senior Executive Vice President
         Chief Executive Officer                 and Chief Operating Officer
         First Banks, Inc.                       First Banks, Inc.
         (314) 592-5000                         (314) 592-5000

Traded:  NASDAQ
Symbol:  FBNKN -(First Preferred Capital Trust II, an affiliated trust of  First
                  Banks, Inc.)
         FBNKM -(First Preferred Capital Trust III, an affiliated trust of First
                 Banks, Inc.)

Traded:  NYSE
Symbol:  FBSPrA -(First Preferred Capital Trust IV, an affiliated trust of First
                  Banks, Inc.)

FOR IMMEDIATE RELEASE:

             First Banks, Inc. Announces First Quarter 2004 Earnings

         St. Louis, Missouri, April 23, 2004. First Banks, Inc. ("First Banks" or the "Company") reported earnings of $18.3 million for the quarter ended March 31, 2004, compared to $19.0 million for the comparable period in 2003. Results for the three months ended March 31, 2004 reflect increased net interest income, reduced noninterest income and operating expenses and a slightly increased provision for loan losses. Included in the first quarter of 2003 was a gain of $6.3 million, before applicable income taxes, relating to the exchange of part of First Banks' investment in Allegiant Bancorp, Inc. ("Allegiant") for a 100% ownership in Bank of Ste. Genevieve, located in Ste. Genevieve, Missouri. Excluding this transaction, net income for the three months ended March 31, 2004 reflected a 22.09% increase over net income for the comparable period in 2003. Net income for the first quarter of 2004 includes a gain of $2.7 million, before applicable income taxes, relating to the sale of a residential and recreational development property that was foreclosed on in January 2003.

         Allen H. Blake, President and Chief Executive Officer of First Banks, said, "Our financial performance for 2004 reflects our ongoing efforts to improve net interest income, grow noninterest income and manage operating expenses, after excluding the effect of the gain we realized on our acquisition of Bank of Ste. Genevieve in March 2003. We also continue to focus on expanding our banking franchise, through internal growth, acquisitions and the opening of de novo branch offices." During the first three months of 2004, the Company opened two de novo branch facilities, one in West St. Louis County, Missouri and one in Houston, Texas, and announced the signing of an agreement to purchase substantially all of the assets of a small business lending and servicing company based in Houston, Texas. In addition, in April 2004, the Company announced the signing of an agreement to acquire a bank based in Aurora, Illinois. Mr. Blake continued, "We are pleased with these exciting new expansion opportunities; however, we continue to focus our efforts on improving asset quality as we address residual problems in our loan and lease portfolio that primarily resulted from weak economic conditions in our markets."

         Net interest income reflected continued growth, increasing $5.5 million, or 7.94%, to $74.7 million for the first quarter of 2004 compared to the comparable period in 2003. Net interest margin increased 20 basis points to 4.56% for the first three months of 2004, up from 4.36% for the comparable period in 2003. Earning assets increased to $6.61 billion at March 31, 2004 from $6.47 billion at March 31, 2003. The increase is partially attributable to the acquisition of Bank of Ste. Genevieve, which provided assets of $115.1 million, as well as internal loan growth in 2004. The increase in net interest income is partially attributable to the earnings on the Company's interest rate swap agreements that were entered into in conjunction with its interest rate risk management program to mitigate the effects of decreasing interest rates. The derivative financial instruments used to hedge interest rate risk contributed $16.2 million and $15.0 million to net interest income for the three months ended March 31, 2004 and 2003, respectively. In addition, the Company reduced its subordinated debentures by $63.1 million during 2003, further contributing to the improvement in net interest income. However, prevailing low interest rates, generally weak loan demand and overall economic conditions continue to exert pressure on net interest income.

         The higher level of problem loans, related charge-offs and past due loans the Company experienced during 2003 has continued in the first quarter of 2004, and results primarily from economic conditions within the Company's markets, and an increase in nonperforming assets attributable to the deterioration of a single credit relationship. The Company recorded provision for loan losses of $12.8 million and $11.0 million for the three months ended March 31, 2004 and 2003, respectively. Net loan charge-offs were $5.3 million for the three months ended March 31, 2004, compared to $2.5 million for the comparable period in 2003. Nonperforming assets at March 31, 2004 increased to $90.2 million from $86.5 million at December 31, 2003 and $86.9 million at March 31, 2003. The net increase in nonperforming assets in the first three months of 2004 primarily reflects two significant changes: the addition of a single $13.9 million credit relationship in the southern California region; and the sale of a residential and recreational development property with a carrying value of $9.2 million that was foreclosed on in January 2003. The allowance for loan losses increased to $124.9 million at March 31, 2004, compared to $116.5 million at December 31, 2003 and $108.7 million at March 31, 2003. While the Company believes it was successful in addressing asset quality problems experienced during 2003 and into 2004, the Company continues to closely monitor its operations to address the ongoing challenges posed by the current economic environment, including reduced loan demand and lower prevailing interest rates. The Company expects nonperforming assets to remain at elevated levels throughout most of 2004 and considers this trend in its overall assessment of the adequacy of the allowance for loan losses.

         Noninterest income was $20.6 million and $25.5 million for the three months ended March 31, 2004 and 2003, respectively. The decrease in noninterest income is primarily due to a $6.3 million gain recorded in the first quarter of 2003 on the exchange of common stock of Allegiant, held by First Banks, for a 100% ownership interest in Bank of Ste. Genevieve. Excluding this transaction, noninterest income increased $1.3 million for the three months ended March 31, 2004 compared to the comparable period in 2003. This increase is primarily attributable to increased service charges on deposit accounts, increased portfolio management fees, decreased losses on the sale of certain assets, partially offset by reduced loan servicing fees and reduced gains on mortgage loans sold relating to the continued slowdown in the volume of mortgage loans originated that was initially experienced in the fourth quarter of 2003. The increase also reflects a $390,000 gain, net of expenses, on the sale of a Missouri branch banking office.

         Noninterest expenses decreased by $1.0 million to $52.6 million from $53.6 million for the three months ended March 31, 2004 and 2003, respectively. The Company's efficiency ratio improved to 55.25% from 56.58%, respectively, for the first three months of 2004 compared to the comparable period in 2003. Noninterest expense for the first quarter of 2004 reflects a decrease in expenses and losses, net of gains, on other real estate due to a $2.7 million gain recorded in February 2004 as a result of the sale of a residential and recreational development foreclosed property. This decrease in noninterest expense was partially offset by a $4.4 million increase in salary and employee benefit costs associated with employing and retaining qualified personnel and additions to staff to enhance senior management expertise and expand our product lines. Also, the slowdown in the volume of mortgage loans originated and sold contributed to a decrease in the allocation of direct loan origination costs from salaries and benefits expense to gains on loans sold and held for sale. Noninterest expense for the first quarter of 2003 includes a $1.1 million write-down on an operating lease associated with the commercial leasing business.

         As previously announced on March 30, 2004, First Banks and Small Business Loan Source, Inc. ("SBLS"), headquartered in Houston, Texas, signed an Asset Purchase Agreement that provides for First Banks' wholly-owned banking subsidiary, First Bank, to purchase substantially all of the assets of SBLS in exchange for cash and certain payments contingent on future valuations and the assumption of certain liabilities of SBLS. The transaction, which is subject to approval of the SBA and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, is expected to be completed during the second quarter of 2004. SBLS reported assets of approximately $65.3 million, including $42.3 million of SBA loans, at December 31, 2003.

         Also, as previously announced on April 12, 2004, First Banks and Continental Mortgage Corporation - Delaware ("CMC") signed an Agreement and Plan of Reorganization that provides for First Banks to acquire CMC and its wholly-owned banking subsidiary, Continental Community Bank and Trust Company ("CCB"). CMC is headquartered in Aurora, Illinois, and through CCB, operates two banking offices in the Chicago suburban communities of Aurora and Villa Park. CMC reported total assets of $158.6 million and total deposits of $117.9 million at December 31, 2003. The transaction, which is subject to regulatory approvals, is expected to be completed during the second quarter of 2004.

         At March 31, 2004, First Banks had consolidated assets of $7.37 billion and operated 148 offices in Missouri, Illinois, California and Texas.

                                      # # #

This release contains forward-looking statements that are subject to risks and uncertainties arising out of or affecting the Company's business, not all of which can be predicted or anticipated. These statements are based on information currently available to First Banks' management, and numerous factors might cause actual results to differ materially from those contemplated in the forward-looking statements. For additional information, see the discussions of forward-looking statements that appear in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of First Banks' most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

                                FIRST BANKS, INC.
                                FINANCIAL SUMMARY
                      (in thousands, except per share data)
                                   (unaudited)


                             Selected Operating Data

                                                                               Three Months Ended
                                                                                    March 31,
                                                                           --------------------------
                                                                               2004             2003
                                                                               ----             ----

   Interest income.......................................................  $  96,127           99,814
   Interest expense......................................................     21,474           30,651
                                                                           ---------          -------
       Net interest income...............................................     74,653           69,163
   Provision for loan losses.............................................     12,750           11,000
                                                                           ---------          -------
       Net interest income after provision for loan losses...............     61,903           58,163
                                                                           ---------          -------
   Noninterest income....................................................     20,559           25,547
   Noninterest expense...................................................     52,602           53,587
                                                                           ---------          -------
       Income before provision for income taxes..........................     29,860           30,123
   Provision for income taxes............................................     11,591           11,092
                                                                           ---------          -------
       Net income........................................................  $  18,269           19,031
                                                                           =========          =======

   Basic earnings per common share.......................................  $  763.81           796.04
                                                                           =========          =======

   Diluted earnings per common share.....................................  $  753.93           784.29
                                                                           =========          =======


                             Selected Financial Data

                                                                            March 31,      December 31,
                                                                              2004             2003
                                                                              ----             ----

   Total assets.......................................................... $7,368,353        7,106,940
   Investment securities.................................................  1,278,510        1,049,714
   Loans, net of unearned discount.......................................  5,342,892        5,328,075
   Allowance for loan losses.............................................    124,871          116,451
   Deposits..............................................................  6,053,316        5,961,615
   Other borrowings......................................................    418,014          273,479
   Note payable..........................................................      4,500           17,000
   Subordinated debentures...............................................    213,222          209,320
   Stockholders' equity..................................................    568,736          549,815
   Nonperforming assets..................................................     90,249           86,494


                            Selected Financial Ratios

                                                                                Three Months Ended
                                                                                      March 31,
                                                                                ---------------------
                                                                                 2004            2003
                                                                                 ----            ----

   Return on average assets..............................................        1.01%           1.07%
   Return on average equity..............................................       13.16           14.64
   Net interest margin...................................................        4.56            4.36
   Efficiency ratio......................................................       55.25           56.58
